Exhibit 4.1

CITIGROUP INC. (the “COMPANY”)

AMENDED AND RESTATED

DIVIDEND REINVESTMENT

AND

DIRECT STOCK PURCHASE PLAN

1. Purpose of the Plan. The purpose of this Amended and Restated Dividend Reinvestment and Direct Stock Purchase Plan (amending and supplementing the Company’s 2003 Dividend Reinvestment Plan, and as further amended, modified or supplemented from time to time in accordance with its terms, the “Plan”) of the Company is to provide existing holders (each, a “Stockholder”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”) with a convenient and economical method to (a) automatically reinvest their cash dividends in additional shares of Common Stock and (b) make optional cash investments in shares of Common Stock. The Plan was authorized by the Company’s Board of Directors on July 21, 2008 and became effective on July 22, 2008.

2. Administration. The Plan shall be administered by Computershare Trust Company, N.A. (the “Plan Administrator”). The Plan Administrator is expressly authorized to delegate all or any of its duties in such capacity to an affiliate or third party with comparable qualifications, provided that the Plan Administrator shall remain fully liable for the performance of all such duties. The Plan Administrator shall keep the necessary account records, send Account Statements (as defined in Section 10) to each participating Stockholder (each, a “Participant”), and perform such other duties as may be necessary to administer the Plan, including the safekeeping of the shares of Common Stock purchased for each Participant. The Plan Administrator also acts as the dividend disbursing agent, transfer agent and registrar for the Common Stock.

All notices from the Plan Administrator to a Participant will be mailed to the Participant’s last address of record, which will satisfy the Plan Administrator’s responsibility to give notice.

For information or questions about the Plan, Participants can contact the Plan Administrator in any of the following ways:

By telephone: 888-250-3985 within the United States and Canada and 781-575-4555 outside the United States and Canada. An automatic voice response system is available 24 hours a day, 7 days a week. Customer service associates are available 8:30 a.m. to 6:00 p.m. Eastern time, each business day.

By Internet: www.computershare.com. At this website, Participants can enroll in the Plan, obtain information and perform certain transactions for the Plan Account via the “Investor Centre” on the website.

In writing: Citigroup Inc., c/o Computershare Trust Company, N.A., P.O. Box 43078, Providence, Rhode Island 02940-3078. Participants should include their name, address, daytime telephone number, account number and reference Citigroup Inc. on all correspondence.

3. Participation. Stockholders who currently participate in the Company’s 2003 Dividend Reinvestment Plan are automatically enrolled in the Plan. Other Stockholders may participate in the Plan at any time by going online to www.computershare.com, selecting “Investor Centre,” and following the online instructions. Stockholders may also complete and sign an enrollment form (the “Enrollment Form”) and return it to the Plan Administrator. An Enrollment Form may be obtained at any time by writing to Computershare Trust Company, N.A., Citigroup Inc. Dividend Reinvestment and Direct Stock Purchase Plan, P.O. Box 43078, Providence, Rhode Island 02940-3078, by calling the Plan Administrator at 888-250-3985 (within the United States and Canada) or 781-575-4555 (outside the United States and Canada), or by going online to www.computershare.com.

A Stockholder who beneficially owns shares of Common Stock that are registered in a name other than such Stockholder’s name (for example, where shares are held in the name of a broker, bank or other nominee) (a “Beneficial Owner”) may participate in the Plan by either (i) becoming a Registered Holder by having one or more shares transferred into such Stockholder’s own name, or (ii) making arrangements with his or her broker, bank or other nominee who is the record holder to participate on such Beneficial Owner’s behalf. Beneficial Owners must verify for themselves whether their broker will provide the services and features of the Plan directly to them. All communications regarding the Plan by these Beneficial Owners must be made directly to their broker or nominee.

Any Stockholder living outside the United States should first determine if there are any laws or governmental regulations that would prohibit participation in the Plan or affect the terms of the Plan.

Notwithstanding anything in the Plan to the contrary, the Company reserves the right to terminate participation of any Stockholder if it deems it advisable under any foreign laws or regulations and to exclude from participation in the Plan, at any time any persons or entities, as determined in the sole discretion of the Company.

4. Participation Options. The Enrollment Form: (i) appoints the Plan Administrator as agent for the Participant for purposes of the Plan and (ii) authorizes the Company to pay to the Plan Administrator for reinvestment all the cash dividends on the specified number of shares of Common Stock owned by such Participant on the applicable Record Date (as defined in Section 5) and designated by such Participant to be included in the Plan, including all whole and fractional shares of Common Stock that have been credited to the

Participant’s Account. Participants can select one of the following investment options when completing the Enrollment Form:

(a) Full Dividend Reinvestment. If this option is selected, the Plan Administrator shall apply all cash dividends paid on all shares of the Common Stock registered in the Participant’s name, including all whole and fractional shares of Common Stock which have been credited to the Participant’s Account, toward the purchase of additional shares of Common Stock. The Participant will also be able to make optional cash payments for the purchase of additional shares of Common Stock in accordance with the Plan.

(b) Partial Dividends Paid in Cash. If this option is selected, the Plan Administrator shall pay dividends in cash on the number of shares of Common Stock specified by the Participant on the Enrollment Form, and apply the balance toward the purchase of additional shares of Common Stock. This option also permits the Participant to make optional cash payments for the purchase of additional shares of Common Stock in accordance with the Plan.

(c) All Dividends Paid in Cash (No Dividend Reinvestment). If this option is selected, the Participant’s dividends will not be reinvested. Instead, the Participant will receive payment by check or automatic deposit for all of the Participant’s cash dividends.

Optional cash payments for the purchase of additional shares of Common Stock in accordance with the Plan are limited to an aggregate total of $120,000 in any calendar year.

Participants may select any investment option. In each of option (a) or (b), dividends will be reinvested on all participating shares, including shares of Common Stock credited to the Participant’s Account, until a Participant specifies otherwise by contacting the Plan Administrator, or withdraws from the Plan altogether, or until the Plan is terminated.

Participants may change their investment options at any time by requesting a new Enrollment Form and returning it to the Plan Administrator, by calling the Plan Administrator at 888-250-3985 (within the United States and Canada) or 781-575-4555 (outside the United States and Canada), or by going online to www.computershare.com.

5. Timing of Participation. Stockholders may join the Plan at any time. Participation in the Plan commences upon receipt by the Plan Administrator of a properly completed Enrollment Form. The Enrollment Form must be received by the Plan Administrator by the record date established for a particular dividend (the “Record Date”) in order for a Stockholder to be eligible for reinvestment of such dividends under the Plan for that related dividend; otherwise, reinvestment will begin on the next dividend payment date as announced by the Company (the “Dividend Payment Date”) following the next Record Date. If the Plan Administrator receives the Enrollment Form in the period between any Record Date and the Dividend Payment Date, that dividend may be paid in cash and dividend reinvestment under the Plan will commence on the next Dividend Payment Date.

6. Optional Cash Payments. A Registered Holder may, at any time, make a cash payment for the purchase of additional shares of Common Stock by investing at least $50, which purchase shall be made as provided in Section 7. A Registered Holder’s total optional cash investment may not exceed $120,000 in any calendar year. Interest will not be paid on amounts held pending investment. Optional cash investments may be made:

By Check. A Registered Holder can make additional cash investments by sending a check, payable to Computershare – Citigroup, in U.S. dollars drawn on a U.S. bank. Cash, traveler’s checks, money orders or third party checks are not acceptable. Optional cash investments may be mailed to the Plan Administrator with the tear-off portion of a Registered Holder’s account statement or via detailed written instructions and enclosed in the return envelope included with each statement, or mailed to the address specified on the statement. Checks must be received by the Plan Administrator at least two business days before an Investment Date in order to be invested on that date. When investing by check, Registered Holders do not need to invest the same amount each time and are under no obligation to make investments in any month or at any particular time.

By One-Time Online Bank Debit. A Registered Holder can make can make an investment online by logging on to www.computershare.com, selecting “Investor Centre,” and following the online instructions. Registered Holders should refer to the online confirmation for their bank account debit date and investment date. When investing by one-time online bank debit, Registered Holders do not need to invest the same amount each time and are under no obligation to make investments in any month or at any particular time.

By Recurring Automatic Debits from a U.S. Bank Account. A Registered Holder may also authorize the Plan Administrator, on a Direct Debit Authorization Form or the Plan Administrator’s website, www.computershare.com, to make recurring monthly purchases of a specified dollar amount ($50 minimum) paid for by automatic withdrawal from the Registered Holder’s U.S. bank account. Funds will be withdrawn from the bank account, via electronic funds transfer, on the 9th day of each month (or the next business day if the 9th day is not a business day). Requests will be processed and will become effective as promptly as practicable; however, Registered Holders should allow four to six weeks for the first investment to be initiated. Automatic deductions will continue at the level you set until a Registered Holder changes his or her instructions by notifying the Plan Administrator. To terminate monthly purchases by automatic withdrawal, written, signed instructions must be sent to the Plan Administrator. It is the responsibility of the Registered Holder to notify the Plan Administrator if any direct debit information changes.

If any check, draft or electronic funds transfer that is tendered or ordered by a Participant as payment to the Plan Administrator to purchase Common Stock is dishonored, refused or returned, such Participant agrees that the purchased shares when credited to the Participant’s account may be sold, on the Plan Administrator’s order without the Participant’s consent or approval, to satisfy the amount owing on the purchase. The

“amount owing” will include the purchase price paid, any purchase and sale transaction fees, any brokerage commissions and the Plan Administrator’s returned check or failed electronic payment fee of $25.00. If the sale proceeds of purchased shares are insufficient to satisfy the amount owing, such Participant authorizes the Plan Administrator to sell additional shares then credited to the Participant’s account as necessary to cover the amount owing, without the Participant’s further consent or authorization. The Plan Administrator may sell shares to cover an amount owing as a result of the Participant’s order in any manner consistent with applicable securities laws. Any sale for that purpose on a national securities market, such as the New York Stock Exchange (the “NYSE”), will be considered to be commercially reasonable. A Participant grants the Plan Administrator a security interest in all shares credited to such Participant’s account including securities subsequently acquired and held or tendered for deposit, for purposes of securing any amount owing as described in this paragraph.

7. Investment Dates. The “Investment Date” is the date or dates on which the Plan Administrator purchases shares of Common Stock for the Plan, as described below.

Dividend Reinvestments. The Investment Date for dividend reinvestments shall be,

(a) for Common Stock acquired directly from the Company, generally on the Dividend Payment Date or the next Trading Day if such Dividend Payment Date is not a Trading Day, and

(b) for Common Stock acquired in market transactions, either on the open market or in privately negotiated transactions (“Market Transactions”), within thirty (30) days after the Dividend Payment Date, except where reinvestment of such funds at a later date is necessary or advisable under applicable securities laws. For purposes of the Plan, a “Trading Day” shall mean a day on which trades in shares of Common Stock are reported on the NYSE.

Optional Cash Payments. The Investment Date for optional cash payments shall be,

(a) for Common Stock acquired directly from the Company, on the fifteenth (15th) calendar day of each month, or the next Trading Day if the fifteenth day is not a Trading Day, and

(b) for Common Stock acquired in Market Transactions, on the fifteenth (15th) calendar day of each month, or the next Trading Day if the fifteenth day is not a Trading Day, and within thirty-five (35) days, except where reinvestment of such funds at a later date is necessary or advisable under applicable securities laws.

The Plan Administrator will commingle all funds received from Participants. Once a Participant has placed an order, he or she may not request a cash refund or otherwise change the order. No interest will be paid on funds pending investment held by the Plan Administrator.

8. Purchase of and Price of Shares. For the reinvestment of dividends, the Company shall pay to the Plan Administrator cash dividends on the number of shares of Common Stock designated by the Participant to be included in the Plan. Whether the Plan Administrator receives funds from dividend reinvestment or voluntary cash payments, the Plan Administrator shall apply such funds toward the purchase of shares of Common Stock either directly from the Company or in Market Transactions, at the Company’s discretion.

(a) Price per Share for Common Stock Acquired Directly From the Company. The price of shares of Common Stock acquired directly from the Company shall be the average of the daily high and low sales prices, computed up to six decimal places, if necessary, of the Common Stock as reported on the NYSE on the Investment Date.

(b) Price per Share for Common Stock Acquired in Market Transactions. If the Company elects to purchase the shares in Market Transactions, the price per share of Common Stock acquired through such Market Transactions shall be the weighted average of the actual prices paid, computed to six decimal places, for all the Common Stock purchased by the Plan Administrator in connection with such Market Transactions beginning on the Investment Date. Such Market Transactions may be made, at the Plan Administrator’s option, on any securities exchange where the shares of Common Stock are traded, in the over-the-counter market or in privately negotiated transactions with third persons, and may be on such terms as to price, delivery, and otherwise as the Plan Administrator may determine.

Neither the Company nor any Participant has any authority or power to direct the time or the price at which any Market Transaction is completed or as to the selection of a broker or dealer through or from whom such purchases are to be made.

For the purposes of making any purchase in accordance with this Section 8, the Plan Administrator will commingle the funds of Participants. The purchase of shares of Common Stock under the Plan at any given date or time will be subject to compliance with applicable Federal and state securities laws.

9. Participant’s Account. The Plan Administrator shall establish an account for each Participant under the Plan (the “Participant’s Account”) and shall credit to the Participant’s Account the shares purchased with the cash dividends and/or optional cash payments received by the Plan Administrator for such Participant paid on the shares of Common Stock, including those full and fractional shares of Common Stock (computed to six decimal places) acquired under the Plan.

Shares of Common Stock credited to a Participant’s Account may not be pledged or assigned, and any attempted pledge or assignment is void. A Participant who wishes to pledge or assign shares of Common Stock credited to the Participant’s Account must first withdraw such shares of Common Stock from such Participant’s Account.

To ensure status as a Participant, a Stockholder must maintain at least one share of Common Stock in its Participant’s Account. At its discretion, the Company may instruct the Plan Administrator to close any Participant’s Account that contains less than one share of Common Stock. The fractional share in the Participant’s Account will be sold at the then-current market price of Common Stock, less any service and processing fees which includes any brokerage commission the Plan Administrator is required to pay. A check for the net sale proceeds will be mailed to such Participant’s address of record.

10. Account Statements. As soon as practicable following a reinvestment of a Participant’s dividends in Common Stock, the Plan Administrator shall deliver or cause to be delivered to such Participant, a statement of account showing amounts invested, the purchase price, the number of shares purchased or sold and any applicable fees, and other activity associated with share deposits, transfers or withdrawals for the year to date (the “Account Statement”). For market order transactions, the time of sale will be provided. The Plan Administrator shall also deliver to each Participant one or more IRS Form 1099(s) showing income reportable for Federal income tax purposes following the final reinvestment in each calendar year. The Account Statements are a continuing record of a Participant’s cost basis in shares of Common Stock purchased under the Plan. The Account Statements should be retained for income tax purposes, as there may be a fee charged for duplicates requested. Each Participant shall receive, during the year, copies of the same communications sent to all other Stockholders.

11. Certificates. COMMON STOCK PURCHASED THROUGH REINVESTED DIVIDENDS AND/OR OPTIONAL CASH PAYMENTS UNDER THE PLAN FOR A PARTICIPANT’S ACCOUNT WILL BE CREDITED TO SUCH PARTICIPANT’S ACCOUNT AND CERTIFICATES FOR SUCH SHARES WILL NOT BE ISSUED UNLESS AND UNTIL REQUESTED. THE TOTAL NUMBER OF SHARES CREDITED TO A PARTICIPANT’S ACCOUNT WILL BE SHOWN ON SUCH PARTICIPANT’S ACCOUNT STATEMENT. CERTIFICATES FOR ANY NUMBER OF WHOLE SHARES OF COMMON STOCK CREDITED TO A PARTICIPANT’S ACCOUNT WILL BE ISSUED TO SUCH PARTICIPANT AT ANY TIME UPON WRITTEN REQUEST TO THE PLAN ADMINISTRATOR USING THE TRANSACTION REQUEST FORM ATTACHED TO THE BOTTOM PORTION OF THE ACCOUNT STATEMENT (THE “TRANSACTION REQUEST FORM”). PARTICIPANTS MAY ALSO REQUEST A CERTIFICATE BY CALLING THE PLAN ADMINISTRATOR OR GOING TO THE PLAN ADMINISTRATOR’S WEBSITE. CASH DIVIDENDS WITH RESPECT TO SHARES REPRESENTED BY CERTIFICATES ISSUED TO A PARTICIPANT WILL CONTINUE TO BE AUTOMATICALLY REINVESTED AS SPECIFIED BY SUCH PARTICIPANT ON HIS OR HER ENROLLMENT FORM. ANY REMAINING SHARES OF COMMON STOCK WILL CONTINUE TO BE CREDITED TO SUCH PARTICIPANT’S ACCOUNT.

IF THE REQUEST TO THE PLAN ADMINISTRATOR IS FOR CERTIFICATES TO BE ISSUED FOR ALL SHARES CREDITED TO A PARTICIPANT’S ACCOUNT, ANY FRACTIONAL SHARE WILL BE PAID IN CASH. THE CASH PAYMENT

WILL BE BASED UPON THE THEN CURRENT MARKET PRICE OF THE COMMON STOCK LESS ANY SERVICE OR PROCESSING FEES AND ANY OTHER COSTS OF SALE. CERTIFICATES FOR FRACTIONS OF SHARES WILL NOT BE ISSUED UNDER ANY CIRCUMSTANCES.

A PARTICIPANT MAY DEPOSIT INTO SUCH PARTICIPANT’S ACCOUNT CERTIFICATE(S) OF THE COMMON STOCK HELD BY SUCH PARTICIPANT. TO DEPOSIT SUCH CERTIFICATES, A PARTICIPANT SHOULD SEND THE CERTIFICATE(S), WITH WRITTEN INSTRUCTIONS FOR THE CERTIFICATE(S) TO BE DEPOSITED IN SAFEKEEPING, TO THE PLAN ADMINISTRATOR BY REGISTERED OR CERTIFIED MAIL, WITH RETURN RECEIPT REQUESTED OR SOME OTHER FORM OF TRACEABLE MAIL AND PROPERLY INSURED. THE CERTIFICATE(S) SHOULD NOT BE ENDORSED.

12. Sale of Shares. A Participant may sell his or her shares of Common Stock credited to such Participant’s Account by contacting the Plan Administrator. A Participant has two choices when making a sale, depending on how the sale request is submitted as follows:

Market Order: A market order is a request to sell shares promptly at the current market price. Market order sales are only available at www.computershare.com through Investor Centre or by calling the Plan Administrator directly at 888-250-3985 (within the United States and Canada) or 781-575-4555 (outside the United States and Canada). Market order sale requests received at www.computershare.com through Investor Centre or by telephone will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern Time). Any orders received after 4:00 p.m. Eastern Time will be placed promptly on the next day the market is open. The price shall be the market price of the sale obtained by the Plan Administrator’s broker, less a service charge of $25 and applicable processing fees, currently $0.12 per share.

Batch Order: A batch order is an accumulation of all sales requests for a security submitted together as a collective request. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by the Plan Administrator will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. Batch order sales are available at www.computershare.com through Investor Centre, by calling Computershare directly at 888-250-3985 (within the United States and Canada) or 781-575-4555 (outside the United States and Canada) or in writing. All sales requests received in writing will be submitted as batch order sales. The Plan Administrator will cause a Participant’s shares to be sold on the open market within five business days of receipt of a request. To maximize cost savings for batch order sale requests, the Plan Administrator will seek to sell shares in round lot transactions. For this purpose the Plan Administrator may combine each selling Participant’s shares with those of other selling Participants. In every case of a batch order sale, the price to each selling program participant shall be the weighted average sale price obtained by the Plan Administrator’s broker for each aggregate order placed by the Plan Administrator and executed by the broker, less a service charge of $15 and applicable processing fees, currently $0.12 per share. Proceeds are normally paid by check, which are distributed within 24 hours after a Participant’s sale transaction has settled.

If the dollar value of the sale is expected to be equal to or less than $25,000, Participants may contact the Plan Administrator online at www.computershare.com or call the Plan Administrator directly at 888-250-3985 (within the United States and Canada) or 781-575-4555 (outside the United States and Canada). If the dollar value of the sale is expected to exceed $25,000, Participants must submit the request in writing or by completing and submitting the tear-off portion of the Account Statement.

The Plan Administrator reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, no one will have any authority or power to direct the time or price at which shares for the Plan are sold and no one, other than the Plan Administrator, will select the broker(s) or dealer(s) through or from whom sales are to be made.

Participants should be aware that the price of the Company’s Common Stock may rise or fall during the period between a request for sale, its receipt by the Plan Administrator and the ultimate sale on the open market. Instructions sent to the Plan Administrator to sell shares are binding and may not be rescinded. If a Participant prefers to have complete control as to the exact timing and sales prices, Participants can request to transfer the shares to a broker.

If Participants elect to sell shares online at www.computershare.com through Investor Centre, they may utilize the Plan Administrator’s international currency exchange service to convert the sale proceeds to their local currency prior to being sent to them. Receiving sales proceeds in a local currency and having a Participant’s check drawn on a local bank avoids the timely and costly “collection” process required for cashing U.S. dollar checks. This service is subject to additional terms and conditions and fees, which a Participant must agree to online.

13. RISK OF MARKET FLUCTUATION. INVESTMENT IN SHARES HELD IN A PARTICIPANT’S ACCOUNT IS NO DIFFERENT THAN INVESTMENTS IN DIRECTLY HELD SHARES. PARTICIPANTS BEAR ALL RISK OF LOSS THAT MAY RESULT FROM MARKET FLUCTUATIONS IN THE PRICE OF COMMON STOCK. NEITHER THE COMPANY NOR THE PLAN ADMINISTRATOR CAN GUARANTEE THAT SHARES OF COMMON STOCK PURCHASED UNDER THE PLAN WILL, AT ANY PARTICULAR TIME, BE WORTH MORE OR LESS THAN THEIR PURCHASE PRICE.

14. Voting of Shares Held Under the Plan. The Company shall forward, either electronically or by mail based on the Participant’s preference, to each Participant a proxy for shares of Common Stock for which a Participant holds certificates and shares of Common Stock credited to such Participant’s Account. The Plan Administrator shall not vote shares of Common Stock that it holds for a Participant’s Account except as directed by such Participant.

15. Stock Dividends, Stock Splits and Stockholder Rights Offerings. IF THE COMPANY ISSUES A STOCK DIVIDEND OR DECLARES A STOCK SPLIT ON THE COMMON STOCK, ANY SHARES DISTRIBUTED BY THE COMPANY ON BOTH THE SHARES FOR WHICH A PARTICIPANT HOLDS CERTIFICATES AND THOSE CREDITED TO SUCH PARTICIPANT’S ACCOUNT WILL BE CREDITED TO THE PARTICIPANT’S ACCOUNT. In the event the Company makes available to Stockholders rights to purchase additional shares of Common Stock or other securities, each Participant shall receive appropriate instructions in connection with all such rights directly from the Plan Administrator in order to permit a Participant to determine what action he or she desires to take. Transaction processing under the Plan may be curtailed or suspended until the completion of any stock dividend, stock split or stockholder rights offering or similar transaction.

16. Costs Associated With the Plan. The Company shall pay all administrative costs associated with the reinvestment of dividends under the Plan, including transaction and processing fees, expenses or service charges under the Plan in connection with such purchases under the Plan, other than any fees that may be charged to a Participant by such Participant’s broker, bank or other nominee for participating in the Plan on such Participant’s behalf.

In connection with optional cash payments made by a Participant under the Plan, a processing fee of $0.03 per share shall be paid to the Plan Administrator by such Participant. The processing fee includes any brokerage commission the Plan Administrator is required to pay. In addition, a $5.00 transaction fee shall be paid to the Plan Administrator by a Participant each time such Participant’s optional cash payment is made by check and a $2.50 transaction fee shall be paid to the Plan Administrator each time such Participant’s optional cash payment is made by a one-time or recurring debit from a U.S. bank account.

In the event a Participant requests that the Plan Administrator sell shares of Common Stock on such Participant’s behalf via a batch order sale, such Participant shall pay to the Plan Administrator a transaction fee of $15 per transaction plus a brokerage commission of $0.12 per share and any applicable transfer taxes. Alternatively, if a Participant requests that the Plan Administrator sell shares of Common Stock via a market order sale on such Participant’s behalf, such Participant shall pay to the Plan Administrator a transaction fee of $25 per transaction plus a processing fee of $0.12 per share.

17. Governing Law. The terms and conditions of the Plan and its operation are governed by the internal laws of the State of New York.

18. Changes to or Termination of Plan by the Company. The Company reserves the right to suspend or terminate the Plan in whole or part at any time, in its sole discretion. In such case, the Plan Administrator shall send notice to Participants of any suspension or termination of the Plan as soon as practicable after any such suspension or termination.

The Company reserves the right to amend or supplement the Plan at any time or times, including the period between the Record Date and the related Dividend Payment Date. Any such amendment may include an appointment by the Company of a successor Plan Administrator under the terms and conditions contained in the Plan. The Plan Administrator shall send notice to Participants of any amendments to the Plan as soon as practicable after any such amendments. Any amendment or supplement will conclusively be deemed to be accepted by the Participant unless, prior to the effective date thereof, the Plan Administrator receives notice of termination of the Participant’s Account.

19. Termination of Participation by a Participant. A Participant may withdraw from the Plan at any time by accessing such Participant’s Account online at www.computershare.com, by calling the Plan Administrator’s automated telephone system at 1-888-250-3985, or by sending a written notice indicating the desire to withdraw from the Plan to Computershare Trust Company, N.A., Citigroup Inc. Dividend Reinvestment and Direct Stock Purchase Plan, P.O. Box 43078, Providence, Rhode Island 02940-3078. Upon receipt by the Plan Administrator of a Participant’s withdrawal notification, all of the whole shares of Common Stock credited to such Participant’s Account will be sold by the Plan Administrator as soon as practicable, and in no event later than five business days of the Plan Administrator’s receipt of the withdrawal notification. Such Participant will receive from the Plan Administrator a check for the proceeds of the sale less any service fee, any applicable brokerage commission and any other costs of sale. Alternatively, upon a Participant’s request, the Plan Administrator shall terminate the Participant’s Account and mail to such Participant a stock certificate for the whole shares in the Participant’s Account, unless such Participant requests the transfer of such shares of Common Stock by the Plan Administrator. In any termination, the Plan Administrator shall sell in the open market any fractional shares credited to such Participant’s Account, and shall send a check for the proceeds to such Participant less any transaction and processing fees and any other costs of sale.

Notification to withdraw from and terminate participation in the Plan must be received by the Plan Administrator prior to the next Dividend Record Date; otherwise, in the Plan Administrator’s sole discretion, the next dividend payable may be reinvested under the Plan, and such withdrawal from the Plan may be effective thereafter. After a Participant’s withdrawal, the Company shall pay the Participant directly any cash dividends corresponding to a Record Date after the date of such Participant’s withdrawal.

Beneficial Owners who have arranged for their broker, bank or other nominee to participate in the Plan on their behalf must contact such broker, bank or other nominee to terminate such arrangement.

20. Interpretation and Regulation of the Plan. The Company reserves the right, without notice to Participants, to interpret and regulate the Plan as it deems necessary or desirable. Any such interpretation and regulation shall be conclusive. Neither the

Company nor the Plan Administrator, in administering, interpreting or performing their duties under the Plan, will be liable hereunder for any act done in good faith, or for any good faith omission to act, including without limitation, any claims of liability (1) arising out of failure to terminate any Participant’s Account (as defined in Section 9) upon such Participant’s death prior to receipt of notice in writing of such death, (2) with respect to the prices at which shares of Common Stock are purchased or sold for the Participant’s Account and the times such purchases or sales are made, or (3) with respect to any loss or fluctuations in the market value after the purchase of shares of Common Stock.